EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2020 First Quarter Results

Company Ended First Quarter with $217 Million in Cash and Marketable Securities and No Debt
Company Provides COVID-19 Business Update

LYNNWOOD, Wash., June 04, 2020 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the first quarter ended May 2, 2020.

Total net sales for the first quarter ended May 2, 2020 (13 weeks) decreased 35.3% to $137.8 million from $212.9 million in the first quarter ended May 4, 2019 (13 weeks).  Net loss in the first quarter of fiscal 2020 was $21.1 million, or $(0.84) per diluted share, compared to net income of $0.8 million, or $0.03 per diluted share, in the first quarter of the prior fiscal year. Included in this amount is $1.5 million or $0.5 cents associated with the impairment of our right of use assets and fixed assets.

At May 2, 2020, cash and current marketable securities increased $49.2 million or 29.3% to $217.2 million, compared to cash and current marketable securities of $168.0 million at May 4, 2019. The increase in cash and current marketable securities was driven by cash generated through operations throughout 2019 partially offset by capital expenditures and $13.4 million of share repurchases through the company's stock buyback program prior to our stores closing due to COVID-19. We ended the quarter with no debt.

“We came into fiscal 2020 in a strong financial position and the new year was off to a good start with first quarter sales and earnings tracking ahead of expectations through early-March,” commented Rick Brooks, Chief Executive Officer of Zumiez Inc. “Following the outbreak of COVID-19 we closed all of our stores in accordance with state and local guidelines to protect the health and safety of our customers, employees and the communities in which we operate.  We immediately shifted our focus to increasing financial flexibility and directing resources towards continuing to engage and service our customers through our digital platforms. We took many difficult actions, but remained committed to our full time employees across the organization who have helped us create the strong culture and brand that has driven our success.  We have made this investment throughout the closures and we believe we are already seeing a return on our investment in our ability to connect with our communities during closure and open stores quickly and safely as government guidelines allow. With a history of managing the capital of the organization and quickly adapting to changing environments, we are confident in Zumiez’s ability to weather this crisis and emerge well positioned to further expand our market share and resume our long track record of creating value for our shareholders.”

Actions Taken In Response to COVID-19
As part of the COVID-19 response, the Company has taken the following actions to preserve financial liquidity and financial flexibility:

  Suspended hiring, laid off virtually all part-time staff, eliminated substantially all planned fiscal 2020 bonuses and delayed majority of merit raises,
  Lowered operating costs, including travel, marketing and other non-essential items,
  Reduced capital spend by delaying or cancelling select projects,
  Reduced planned inventory receipts by cancelling or delaying orders,
  Suspended rent payments while negotiating rent relief with landlords and delayed or canceled planned new store openings,
  Extended payment terms for both merchandise and non-merchandise vendor invoices, and
  Paused share repurchases.

Store Re-Opening Update
Late in the first quarter the Company began reopening some stores with most at reduced hours in accordance with governmental regulations.  The company ended the first quarter with 65 or 9% of our 719 stores open. We ended the period ending May 30, 2020 with 493 open stores consisting of 432 Zumiez stores in North America, 49 Blue Tomato stores in Europe and 12 Fast Times stores in Australia, representing 69% of our total stores. All stores are operating under enhanced measures to ensure the health and safety of employees and customers, including requiring our employees to wear masks,
  providing hand sanitizer in multiple locations throughout the store, implementing enhanced cleaning and sanitation protocols,
  reconfiguring sales floors to promote physical distancing, and modifying employee and customer interactions to limit contact.

May 2020 Sales
The Company's total net sales decreased 8.6% for the four-week period ended May 30, 2020 compared to an increase of 2.6% for the four-week period ended June 1, 2019 primarily based on closures continuing into May with some areas not expected to open until June, offset by better than expected results in stores open and our e-commerce demand.  Comparable store sales for locations opened in May as well as our e-commerce traffic increased 79.6%.  By channel, our open store comparable sales were 38.5% and our e-commerce sales were 181.6% in May.

Outlook
Due to the fast-moving nature of this situation and the uncertainty of impacts on revenue and costs, the Company previously withdrew its full year fiscal 2020 guidance. The Company is not providing an updated outlook at this time for the second quarter or the year.

A conference call will be held today to discuss first quarter fiscal 2020 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (570) 990-9934 followed by the conference identification code of 7543829.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of May 30, 2020, we operated 719 stores, including 606 in the United States, 52 in Canada, 49 in Europe and 12 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2019 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	May 2, 2020	% of Sales	May 4, 2019	% of Sales
Net sales	$137,772	100.0%	$212,928	100.0%
Cost of goods sold	114,036	82.8%	146,464	68.8%
Gross profit	23,736	17.2%	66,464	31.2%
Selling, general and administrative expenses	51,584	37.4%	65,496	30.7%
Operating (loss) profit	(27,848)	(20.2%)	968	0.5%
Interest income, net	1,074	0.8%	852	0.4%
Other income, net	106	0.0%	153	0.0%
(Loss) earnings before income taxes	(26,668)	(19.4%)	1,973	0.9%
Provision for income taxes	(5,567)	(4.1%)	1,180	0.5%
Net (loss) income	$(21,101)	(15.3%)	$793	0.4%
Basic (loss) earnings per share	$(0.84)		$0.03
Diluted (loss) earnings per share	$(0.84)		$0.03
Weighted average shares used in computation of (loss) earnings per share:
Basic	25,040		25,090
Diluted	25,040		25,351

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 2, 2020	February 1, 2020	May 4, 2019
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$63,731	$52,428	$60,616
Marketable securities	153,494	198,768	107,364
Receivables	16,837	16,841	15,083
Inventories	136,354	135,095	135,959
Prepaid expenses and other current assets	5,179	9,456	9,616
Total current assets	375,595	412,588	328,638
Fixed assets, net	109,573	113,051	116,830
Operating lease right-of-use assets	285,416	301,784	301,980
Goodwill	56,706	57,099	57,682
Intangible assets, net	14,366	14,564	14,852
Deferred tax assets, net	11,206	6,303	6,312
Other long-term assets	8,571	8,869	8,442
Total long-term assets	485,838	501,670	506,098
Total assets	$861,433	$914,258	$834,736

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$49,497	$47,787	$54,454
Accrued payroll and payroll taxes	13,173	23,653	15,302
Income taxes payable	4,430	4,686	65
Operating lease liabilities	70,584	61,800	54,469
Other liabilities	19,197	21,784	19,675
Total current liabilities	156,881	159,710	143,965
Long-term operating lease liabilities	269,608	284,717	293,375
Other long-term liabilities	3,790	3,745	3,436
Total long-term liabilities	273,398	288,462	296,811
Total liabilities	430,279	448,172	440,776

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 25,431 shares issued and outstanding at May 2, 2020, 25,828 shares issued and outstanding at February 1, 2020 and 25,741 shares issued and outstanding at May 4, 2019	163,349	161,458	155,104
Accumulated other comprehensive loss	(14,896)	(12,591)	(12,275)
Retained earnings	282,701	317,219	251,131
Total shareholders’ equity	431,154	466,086	393,960
Total liabilities and shareholders’ equity	$861,433	$914,258	$834,736

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	May 2, 2020	May 4, 2019
Cash flows from operating activities:
Net (loss) income	$(21,101)	$793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	6,096	6,263
Noncash lease expense	14,996	13,371
Deferred taxes	(4,856)	1,249
Stock-based compensation expense	1,556	1,693
Impairment of long-lived assets	1,514	123
Other	(173)	101
Changes in operating assets and liabilities:
Receivables	1,918	4,708
Inventories	(2,031)	(7,540)
Prepaid expenses and other assets	4,354	(167)
Trade accounts payable	1,074	19,568
Accrued payroll and payroll taxes	(10,423)	(5,636)
Income taxes payable	(1,078)	(7,104)
Operating lease liabilities	(6,948)	(13,770)
Other liabilities	(2,440)	(3,790)
Net cash (used in) provided by operating activities	(17,542)	9,862
Cash flows from investing activities:
Additions to fixed assets	(2,504)	(3,331)
Purchases of marketable securities and other investments	(9,106)	(33,385)
Sales and maturities of marketable securities and other investments	54,344	39,001
Net cash provided by investing activities	42,734	2,285
Cash flows from financing activities:
Proceeds from issuance and exercise of stock-based awards	428	583
Payments for tax withholdings on equity awards	(93)	(238)
Common stock repurchased	(13,417)	—
Net cash (used in) provided by financing activities	(13,082)	345
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(853)	(466)
Net increase in cash, cash equivalents, and restricted cash	11,257	12,026
Cash, cash equivalents, and restricted cash, beginning of period	58,991	54,271
Cash, cash equivalents, and restricted cash, end of period	$70,248	$66,297
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$343	$7,038
Accrual for purchases of fixed assets	1,976	1,583

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200